                                                                       EXHIBIT 3



                               CONVERTIBLE SECURED
                        U.S. $40,000,000 PROMISSORY NOTE

                              DATED: AUGUST 3, 2000

                                TABLE OF CONTENTS


1.       Definitions................................................................................1

2.       Loans; Payments; Prepayment; and Status of Obligations.....................................4

3.       Grant of Security Interest.................................................................6

4.       Events of Default..........................................................................6

5.       Rights and Remedies of HP upon Default.....................................................8

6.       Conversion.................................................................................8

7.       Conversion Adjustments....................................................................10

8.       Representations and Warranties............................................................13

9.       Covenants Relating to Collateral..........................................................14

10.      Affirmative Covenants.....................................................................14

11.      Negative Covenants........................................................................16

12.      Successors and Assigns....................................................................16

13.      Notices...................................................................................16

14.      Usury.....................................................................................17

15.      Governing Law.............................................................................17

16.      Waiver of Jury Trial......................................................................17

17.      Waivers...................................................................................17

18.      Waivers and Amendments....................................................................17

19.      Remedies Cumulative.......................................................................17

20.      Expenses..................................................................................17

21.      No Offset.................................................................................18


SCHEDULE A        Transactions on Note
SCHEDULE B        Conditions to Funding
SCHEDULE C        Collateral

THIS NOTE AND THE SECURITIES REPRESENTED HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHOUT A REGISTRATION STATEMENT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.


                               CONVERTIBLE SECURED
                        U.S. $40,000,000 PROMISSORY NOTE

                              Dated: August 3, 2000

         FOR VALUE RECEIVED, MSI Holdings, Inc., a Utah corporation doing business as Aperian (the "Company"), promises to pay to Hewlett-Packard Company, a Delaware corporation, and its successors and assigns ("HP"), in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of all advances (each such advance being a "Loan") made hereunder as set forth on Schedule A, as the same may from time to time be modified or amended, together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth in this Note. The Company hereby authorizes HP to list on Schedule A all advances made by HP hereunder, which notations shall, in the absence of manifest error, be conclusive; provided, however, that the failure to make a notation or the inaccuracy of the notation shall not limit or otherwise affect the obligations of the Company under this Note. Subject to the provisions of Sections 2, 5 and 6 below, all outstanding principal and unpaid interest shall be due and payable on the Maturity Date (as defined below). This Note has been issued pursuant to the terms of a Note Purchase Agreement (as defined below).

         The following is a statement of the rights of HP and the conditions to which this Note is subject, and to which HP agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

         "Capital Stock" shall mean the capital stock of the Company.

         "Capital Stock Equivalents" shall have the meaning given to that term in Section 7(a).

         "Certificate" shall mean the Certificate of Incorporation or Articles of Incorporation of the Company as the same may be amended from the time to time.

         "Change of Control" shall mean, with respect to the Company on or after the date hereof, (i) that any change in the composition of the shareholders of the Company as of the date hereof shall occur which would result in any person or entity (or group of persons or entities acting in concert), acquiring in excess of fifty percent (50%) of the votes attaching in the aggregate to all classes of Capital Stock of the Company which carry voting rights in all circumstances, or (ii) that any person or entity (or group of persons or entities acting in concert) shall otherwise acquire the power to direct the management or affairs of the Company by obtaining proxies, entering into voting agreements or trusts, acquiring securities or otherwise.

         "Collateral" shall have the meaning given to that term in Section 3.

         "Common Stock" shall mean the Common Stock of the Company, $0.10 par value.

         "Company" shall have the meaning set forth in the introductory paragraph.

         "Conversion Price" shall have the meaning given to that term in Section 6(a).

         "Effective Date" shall mean August 3, 2000.

         "Event of Default" shall have the meaning given to that term in Section 4.

         "Exchange Event" shall have the meaning given to that term in Section 7(d).

         "HP" shall have the meaning set forth in the introductory paragraph.

         "HP Invoices" shall mean any and all invoices issued by HP to the Company that evidence obligations of the Company to pay HP for goods or services purchased by the Company from HP, including any service or penalty charges related thereto.

         "Loan" shall have the meaning set forth in the introductory paragraph.

         "Maturity Date" shall mean August 3, 2004.

         "Maximum Loan Commitment" shall have the meaning given to such term in
Section 2(a).

         "Note" shall mean this Convertible Secured U.S. $40,000,000 Promissory Note, issued by the Company in favor of HP, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

         "Note Purchase Agreement" shall mean the Note Purchase Agreement, dated as of this date, between the Company and HP, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

         "Obligations" shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to HP of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the Transaction Documents, including, all Loans, interest, fees, charges, expenses, attorneys' fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C., Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

         "Other Transaction Documents" shall mean all Transaction Documents other than this Note.

         "Permitted Liens" shall mean the following:

                  (a) any liens for taxes, fees, assessments, or other governmental charges or levies, or liens created by operation of law, which are not delinquent or are being contested in good faith by appropriate proceedings;

                  (b) liens (i) upon or in any equipment acquired or held by the Company to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the lien is confined solely to the property so acquired and improvements thereon, accessions thereto and the proceeds thereof;

                  (c) liens on equipment leased by the Company pursuant to a capital lease in the ordinary course of business (including proceeds thereof and accessions thereto) incurred solely for the purpose of financing the lease of such equipment;

                  (d) liens granted to secure any indebtedness senior to that of HP; and

                  (e) liens existing as of the date hereof disclosed in writing to, and approved by, HP.

         "Preferred Provider" shall mean the entity whose products and services the Company uses rather than those of another manufacturer or provider of such products or services.

         "Preferred Provider Products and Services" shall have the meaning given to such term in Section 10(f).

         "Public Offering" shall mean a firmly underwritten public offering of common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended.

         "Registration Rights Agreement" shall mean that certain Registration Rights Agreement dated as of the date hereof by and between the Company and HP.

         "Representative" shall have the meaning set forth in Section 10(a).

         "Senior Lienholder" shall have the meaning set forth in Section 8(b).

         "Transaction Documents" shall mean the Note Purchase Agreement, this Note, the Registration Rights Agreement and the UCC-1 financing statements and any other documents executed in connection with this Note, in each case as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

         "UCC" shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of California. Unless otherwise defined herein, all terms defined in the UCC shall have the respective meanings given to those terms in the UCC.

2. Loans; Payments; Prepayment; and Status of Obligations.

         (1) Loans. This Note shall evidence the Company's obligations to repay the Loans and all other Obligations outstanding hereunder. The Company may request Loans hereunder from time to time in an aggregate principal amount not to exceed $40,000,000 (the "Maximum Loan Commitment"). The Company may request a maximum of four (4) Loans hereunder upon satisfaction of the requirements established for each Loan in Schedule B, as determined by HP in its sole discretion. The Company may request a Loan by submitting a written request to HP not less than two (2) business days prior to the desired funding date.

         (2) Principal and Interest Payments. Interest shall accrue on the Loans from the date of this Note at a rate per annum equal to ten and one-half percent (10.5%). Upon the occurrence and during the continuance of an Event of Default interest shall accrue on the unpaid balance at a rate per annum equal to twelve percent (12%). Interest shall be payable quarterly in arrears on the first business day after the end of any quarter, commencing on February 1, 2001, and shall accrue on all outstanding interest that has not yet been paid when due. Unpaid accrued interest shall be added to the principal balance hereunder on a quarterly basis. Interest shall be computed on the basis of the actual number of days elapsed and a year of 360 days. Notwithstanding the foregoing, all outstanding principal, unpaid interest and other amounts due shall be due and payable in full in cash (in immediately available funds) on the Maturity Date, if not sooner paid in full. Any amounts that are paid by the Company on account of this Note may not be reborrowed by the Company under Section 2(a).

         (3) Payments. The Company will make all payments due under this Note by check on the date such payments are due to the following address:

                            Hewlett-Packard Company
                            3585 Atlanta Avenue
                            Hapeville, GA 30354
                            Attn: REI/Lockbox 101511

                  or in any other manner that HP may from time to time direct.

         (4) Prepayment. The Company may prepay this Note, in increments of at least U.S. $1,000,000 (One Million U.S. Dollars) or a lesser amount if payment is in full, provided that the Company gives HP at least forty-five (45) days prior written notice of such prepayment. The Company's option to prepay is subject to HP's right to convert as provided below, immediately and at any time prior to the expiration of such forty-five (45) day notice period. Prepayments in part shall be applied first to reimbursable fees and expenses, second to outstanding interest, and third to principal. Any amounts that are prepaid by the Company pursuant to this section may not be reborrowed by the Company under Section 2(a).

         (5) Right to Convert. HP shall have the right at any time to convert the outstanding principal and unpaid accrued interest under this Note into shares of Capital Stock pursuant to
                  Section 6(a) below.

         (6) Prepayment at the Option of HP. In the event that the Company enters into an agreement, or becomes the subject of an agreement, whether or not approved by its Board of Directors, for:

                  (1) the sale of all or substantially all of its assets or intellectual property; or

                  (2) the acquisition of it by another entity or entities who after such acquisition controls fifty percent (50%) or more of the Company's voting shares;

                  then the Company shall give HP at least forty-five (45) days' prior written notice of such event, and at HP's option, HP may either (A) convert into shares of Capital Stock pursuant to
                  Section 6(a) below, or (B) declare all amounts due and owing under this Note due and payable in cash effective upon delivery of written notice of demand for prepayment given by HP to the Company within ninety (90) days after the date of such notice to HP by the Company. Any amounts that are prepaid by the Company pursuant to this section may not be reborrowed by the Company under Section 2(a).

3. Grant of Security Interest. To secure the unpaid or unperformed Obligations, the Company hereby pledges and assigns to HP and grants to HP a security interest in all right, title, and interests of the Company in and to the property described in Schedule C hereto (collectively and severally, the "Collateral").

4. Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Note:

         (1) Failure to Pay. The Company fails to pay any principal, interest or any fees or expenses when due under this Note or the Other Transaction Documents, and such failure shall continue for a period of five (5) business days after written notice to the Company by HP; or

         (2) Covenant Default. The Company shall default in the performance of any of its obligations hereunder or under any of the Other Transactions Documents and such default shall continue unremedied for a period of fifteen (15) business days after written notice to the Company by HP; or

         (3) Representations and Warranties. Any representation, warranty or certification made herein or in the Other Transaction Documents shall prove to have been false or misleading in any material respect when made or deemed made; or

         (4) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

         (5) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty
                  (60) days of commencement; or

         (6) Cross-Default. The Company shall default under any other material agreement, note, indenture, instrument or other contract pursuant to which the Company has borrowed money and such default shall result in the holder having accelerated the maturity of the outstanding indebtedness under such other agreements, or the Company shall default under any material equipment lease agreement, which shall result in the lessor having terminated the lease arrangement; or

         (7) Collateral. A material portion of the Collateral is lost, stolen, substantially damaged, destroyed, sold or encumbered, or any levy, seizure, or attachment is made upon the Collateral.

5. Rights and Remedies of HP upon Default. Upon the occurrence and during the continuance of any Event of Default under Sections 4(a), (b), (c), (f), (g) or
(h) above, HP, by written notice to the Company, may cease making Loans hereunder, and may declare all principal, accrued and unpaid interest, and any other amounts payable under the Transaction Documents, to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are waived by the Company. Upon the occurrence and during the continuance of any Event of Default described in Sections 4(d) or (e), immediately and without notice, cease making Loans hereunder and all outstanding amounts payable by the Company under the Transaction Documents shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are waived by the Company.

         In addition to any rights set forth in this Note, upon the occurrence and during the continuance of any Event of Default, HP shall have the rights of a secured creditor under the UCC and applicable federal law. Without limiting the generality of the foregoing, HP may sell, resell, lease, use, assign, license, sublicense, transfer or otherwise dispose of any or all of the Collateral in its then condition or following any commercially reasonable preparation or processing at public or private sale, by one or more contracts, in one or more parcels, at the same or different times, or for cash or credit, all as HP deems reasonably advisable; provided, however, that the Company shall be credited with the net proceeds of sale only when such proceeds are collected by HP. HP shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold. The Company hereby agrees that the sending of notice by ordinary mail, postage prepaid, to the address of the Company set forth herein, of the place and time of any public sale or of the time after which any private sale or other intended disposition is to be made, shall be deemed reasonable notice thereof if such notice is sent ten (10) days prior to the date of such sale or other disposition or the date on or after which such sale or other disposition may occur.

6. Conversion

         (1) Optional Conversion by HP. HP shall have the right, prior to the Maturity Date, by providing written notice to the Company, to convert all, or some, of the outstanding Obligations under this Note into shares of Common Stock at the price of $8.333333 per share, subject to adjustment as provided in
                  Section 7 below (the "Conversion Price").

         (2) Mechanics and Effect of Conversion. Promptly after the conversion of this Note, HP shall surrender this Note, endorsed, at the principal office of the Company. As soon as possible (or as otherwise noted in the provisions above) and after HP has executed documentation necessary to satisfy all applicable federal and state securities laws, if any, the Company shall issue and deliver to HP at its principal office a certificate or, if HP so requests, certificates for the number of shares of Capital Stock into which this Note is convertible and to which HP shall be entitled upon conversion (bearing such legends as are required by applicable federal and state securities laws in the opinion of counsel to the Company, if any). All such shares shall be issued and fully paid and non-assessable, and free and clear of all liens. If HP converts less than all of the amounts payable under this Note, the Company shall issue a replacement note or notes for the remaining balance containing terms substantially identical to this Note.

         (3) Right to Convert. HP's right to convert shall terminate upon the sale by the Company of substantially all of its assets or the merger or consolidation of the Company with another person or entity in which the Company is not the surviving entity (except for any transaction done solely for the purpose of changing the Company's state of incorporation), provided in either case that HP is given at least forty-five (45) days prior written notice of such event so that HP may exercise its conversion rights as provided herein.

         (4) Shareholder Proxy. Without limiting the Company's obligations under Section 7(g) below, the Company agrees to put to shareholders for approval and vote the necessary motions to effectuate the obligations and commitments made by the Company hereunder.

7. Conversion Adjustments.

         (1) Adjustments for Stock Splits and Subdivisions. In the event the Company, at any time from time to time after the date of issuance hereof, while this Note is outstanding, (i) fixes a record date to effect a split or subdivision of the Capital Stock into which this Note is convertible, or (ii) determines that the holders of such class or series of shares is entitled to receive a dividend or other distribution payable in additional shares of such class or series or other securities or rights convertible into, or entitling the holder to receive directly or indirectly, additional shares of such class or series other than options to purchase the Capital Stock ("Capital Stock Equivalents") without payment of any consideration by such holder for the additional shares of such class or series or the Capital Stock Equivalents (including, if convertible preferred stock or other convertible securities have been issued, the additional shares of the Capital Stock issuable upon conversion thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased and the number of shares of the Capital Stock issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares.

         (2) Adjustments for Reverse Stock Splits. If the number of shares of the Capital Stock into which this Note is convertible which are outstanding at any time after the Effective Date is decreased by a combination of the outstanding shares of such class or series, then, following the record date of such combination, the Conversion Price shall be appropriately increased and the number of shares of the Capital Stock issuable on conversion shall be appropriately decreased in proportion to such decrease in outstanding shares.

         (3) Merger, Sale of Assets. If at any time while the Loans are outstanding there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another entity in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Capital Stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iii) a sale or transfer of the Company's properties and assets as, or substantially as, an entirety to any other person or persons (which person or persons shall, for purposes of this Note, be considered a successor to the Company even if for other purposes such person or persons would not be deemed a successor) (each, an "Exchange Event"), then, as a part of such Exchange Event, lawful provision shall be made so that the successor company assumes the terms and obligations of this Note in a manner that provides that HP shall thereafter be entitled to receive upon proper exercise of this Note, during the period specified herein and upon payment of the Conversion Price then in effect, (A) to the extent the consideration received by the Company or its shareholders consists of stock or other securities, the number of shares of stock or other securities of the successor company resulting from such reorganization, merger, consolidation, sale or transfer which a holder of the shares deliverable upon exercise of this Note would have been entitled to receive in such Exchange Event if this Note had been exercised immediately prior to such Exchange Event, and (B) to the extent that the consideration received by the Company or its shareholders in connection with such Exchange Event consists of cash or property other than securities, the number of shares of common stock (or its equivalent) of the successor company that could be purchased at the fair market value of such securities on the closing date of the Exchange Event for the total value of the cash or property other than securities to which the holder would have been entitled if this Note had been converted immediately prior to the record date taken in connection with such Exchange Event, in both cases (A) and (B) subject to further adjustment as provided in this Section 7. The foregoing provisions of this Section 7 shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation which are at the time receivable upon the exercise of this Note. If the shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer, to which HP would be entitled upon conversion hereof in lieu of Capital Stock, are in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Note with respect to the rights and interests of HP after the transaction, to the end that the provisions of this Note shall be applicable after such event, as nearly as reasonably may be feasible, in relation to any shares or other property deliverable after such event upon conversion of this Note. The Company represents and warrants that it will take whatever action is necessary to ensure that any successors are bound by the terms of this Section 7(d).

         (4) Reclassification, etc. If the Company at any time while the Loans are outstanding shall, by reclassification of securities or otherwise, change any of the securities as to which conversion rights under this Note exist into the same or a different number of securities of any other class or classes, this Note shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Note immediately prior to such reclassification or other change, and the Conversion Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 7.

         (5)      Notices of Record Date, etc. In the event of:

                  (1) Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus at the same rate as that of the last such cash dividend paid) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

                  (2) Any capital reorganization of the Company, any reclassification or recapitalization of the Capital Stock of the Company or any transfer of all or substantially all of the assets of the Company to any other person or entity, or any consolidation or merger in which the Company is not the surviving entity (except for any transaction done solely for the purpose of changing the Company's state of incorporation); or

                  (3) Any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

                  then the Company shall mail to HP at least thirty (30) days prior to the earliest date specified therein, a notice with
                  (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; and (B) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining shareholders entitled to vote thereon.

         (6) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized shares of Common Stock, for the purpose of effectuating the conversion the this Note, the full number of shares of Common Stock then issuable upon the conversion of this Note and shall take all action necessary so that the shares of Common Stock so issued will be validly issued fully paid and nonassessable.

         (7) Registration of Common Stock. The Company shall at all times ensure that the full number of shares of Common Stock then issuable upon the conversion of this Note shall be subject to an effective registration statement and freely tradable.

8. Representations and Warranties. The Company represents and warrants to HP that as of the date hereof and as of the date of each subsequent Loan request made by the Company to HP hereunder:

         (1) Title. The Company is the owner of or has a valid interest in the Collateral (or, in the case of after-acquired Collateral, at the time the Company acquires rights in the Collateral, will be the owner thereof) and that no other person has (or, in the case of after-acquired Collateral, at the time the Company acquires rights therein, will have) any right, title claim or interest (by way of lien or otherwise) in, against or to the Collateral other than Permitted Liens.

         (2) Senior Lienholder. No entities have a security interest senior to that of HP (a "Senior Lienholder") with respect to the Collateral.

         (3) Perfection. HP has (or in the case of after-acquired Collateral, at the time the Company acquires rights therein, will have) a perfected security interest in the Collateral, provided that HP performs all acts necessary to perfect such security interest.

         (4) Location of Collateral and Chief Executive Office. The Company's principal place of business and chief executive office is located at: 1121 East 7th Street, Austin, TX 78702. The Collateral is maintained at the following locations in addition to the chief executive office: Texas, Florida, Georgia and Arizona and such other states of which the Company shall have notified HP in writing pursuant to Section 13 hereof.

         (5) Financial Statements. All of the financial statements of the Company required to be delivered to HP pursuant to the terms of the Note

                  Purchase Agreement, as of such date, have been delivered to HP, and are true and correct in all material respects.

         (6) Tradenames. The Company does not do business under any names other than its corporate name identified in the first paragraph of this Note and "Aperian" and "OuterNet."

9. Covenants Relating to Collateral.

         (1) Maintenance of Collateral. The Company hereby agrees to perform all acts that may be reasonably necessary to maintain, preserve, protect and perfect the Collateral and the lien granted to HP herein, including:

                  (1) not to change the Company's name or place of business or chief executive office or the location of any of its other Collateral without giving HP thirty (30) days' prior written notice;

                  (2) to appear in and defend any action or proceeding which may affect its title to or HP's interest in the Collateral other than with respect to Permitted Liens; and

                  (3) to comply with all material requirements of law relating to the production, possession, operation, maintenance and control of the Collateral, except to the extent that the failure to do so could not reasonably be expected to have a material adverse effect upon the financial or business condition of the Company.

         (2) Records; Sale or Other Disposition of Collateral. The Company shall at all times keep at least one complete set of records concerning the Collateral at its chief executive office and shall make such records available for inspection by HP at such times as HP may reasonably request. The Company shall not be authorized to sell, transfer, grant nonexclusive licenses of or otherwise dispose of any item of Collateral other than in the ordinary course of business.

10. Affirmative Covenants. For so long as any amounts are outstanding under this Note and until conversion of this Note by HP:

         (1) Board Observer Seat. The Company shall (i) allow one representative (the "Representative") designated from time to time by HP to attend all meetings of the Board of Directors (and all committees thereof) in a non-voting observer capacity; and (ii) provide to the Representative copies of all notices, minutes, consents and other materials that the Company provides to its directors in connection with meetings of the Board of Directors (or any committee thereof, as the case may be) at the same time such is given to its directors; provided, that the Company may exclude the Representative from any such meeting of the Board of Directors or portion thereof where the Board of Directors determines in good faith that the presence of the Representative at such meeting would create a material conflict of interest between HP and the Company or where the Board of Directors is advised by its counsel that the presence of the Representative would present a reasonable likelihood of the waiver or loss of the attorney-client privilege.

         (2) Use of Proceeds. Not less than fifty percent (50%) of the Note proceeds must be used for the purchase of HP products, support or services. The remainder may be used for the purchase of non-HP hardware, software, support and services.

         (3) Taxes. The Company shall file all tax returns when due and pay or cause to be paid before the same shall become delinquent and before penalties have accrued thereon, all taxes, assessments and governmental charges or levies imposed on the income, profits, franchises, property or business of the Company except to the extent and so long as (i) the same are being contested in good faith by appropriate proceedings, and
                  (ii) as to which adequate reserves in conformity with generally accepted accounting principles with respect thereto have been provided on the books of the Company.

         (4) Notice of Events of Default. The Company shall notify HP within five (5) business days of the occurrence of any Event of Default.

         (5) Preferred Provider. The Company agrees to make HP its Preferred Provider of computer products (including all UNIX servers, NT servers, Linux servers and personal computers), peripherals (including printers), storage, support, and network management software for the owned and outsourced production, and the test and development infrastructure environments of the Company (collectively, the "Preferred Provider Products and Services"). This requirement will apply to the Preferred Provider Products and Services so long as (i) the pricing, payment and delivery terms offered by HP with respect to such products or services are competitive with those offered by other manufacturers or service providers with respect to comparable products or services, (ii) the performance, functionality and other specifications of such products or services are comparable or superior to products or services offered by other manufacturers or service providers, and (iii) the client of the Company for which the Company is providing its services does not specifically require in writing that non-HP products be provided by the Company. Before the Company can terminate HP as its Preferred Provider with respect to the Preferred Provider Products and Services, the Company must (i) notify HP in writing of the reasons and justifications for such termination, and (ii) provide HP no less than thirty (30) days from HP's receipt of any such notice to respond and cure any problems specified in such notice.

         (6) Display of Logos. The Company agrees to prominently display HP logos (including the "HP Invent" and "Powered by HP" logos) on its web sites and service and advertising materials.

11. Negative Covenants. For so long as any amounts are outstanding under this Note and until conversion of this Note by HP, without the prior written consent of HP:

         (1) Dividends. The Company shall not declare or pay any dividends on any class or classes of Capital Stock (other than stock dividends to effectuate a "stock split").

         (2) Liens. The Company shall not grant or suffer to exist a lien, encumbrance or security interest in any assets of the Company, other than Permitted Liens.

12. Successors and Assigns. The obligations of the Company and the rights of HP under this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. The Company shall not be entitled to assign, transfer or delegate any of its rights, obligations or liabilities hereunder without the prior written consent of HP.

13. Notices. Any notice, request, or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of delivery if personally delivered, on the date of being faxed if sent by confirmed fax, on the first business day after being sent if sent by recognized overnight courier, and on the third business day after being mailed if sent by registered or certified mail, postage prepaid, addressed (i) if to HP to:
Hewlett-Packard Company, 333 Logue Avenue, MS32, Mountain View, CA 94043,
Attention: General Manager, fax number, (650)919-8013; with a copy to Hewlett-Packard Company, 3000 Hanover Street, MS20BQ, Palo Alto, CA 94304, Attention General Counsel, fax number (650)857-4392, or (ii) if to the Company to: MSI Holdings, Inc., d/b/a Aperian, 1121 East Seventh

Street, Austin, TX 78702-3220, Attention: Chief Executive Officer, fax number
(512)473-2371.

14. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

15. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

16. Waiver of Jury Trial. The Company hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Note.

17. Waivers. The Company hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of any security given from time to time for this Note, or other cause of release or discharge other than actual payment in full hereof.

18. Waivers and Amendments. No provision of this Note may be amended or modified without the written consent of the Company and HP. HP shall not be deemed, by any act or omission, to have waived any of its rights or remedies unless such waiver is in writing and signed by HP and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of HP in exercising any right, whether before or after a default, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by HP of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment of any other amounts due and payable.

19. Remedies Cumulative. The remedies of HP as provided herein, or in any one or more of the Other Transaction Documents, or in law or equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together in HP's sole discretion, and may be exercised as often as occasion therefor shall occur.

20. Expenses. The Company shall pay on demand all fees and expenses, including reasonable attorneys' fees and expenses, incurred by HP in connection with custody, preservation or sale of, or other realization on, any of the Collateral or the enforcement or attempt to enforce any of the Obligations which are not performed as and when required by the Transaction Documents.

21. No Offset. Notwithstanding any rights of offset, recoupment or other similar rights that the Company may have in connection with any Transaction Document or under applicable law, the Company agrees and hereby waives any right to offset, deduct, recoup, credit or otherwise reduce any amounts owing by the Company to HP under the terms of this Note.

         IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its duly authorized representative as of the date first written above.

MSI HOLDINGS, INC.,
d/b/a APERIAN


By:    /s/ Douglas W. Banister
   ------------------------------------
Name:  Douglas W. Banister
     ----------------------------------
Title: Vice President, Chief Financial Officer


Accepted:

HEWLETT-PACKARD COMPANY


By:    /s/ Craig White
   ------------------------------------
Name:  Craig White
     ----------------------------------
Title: Vice President and General Manager

                                   SCHEDULE A

                              TRANSACTIONS ON NOTE



DATE          LOANS           PAYMENTS            INTEREST PAID       BALANCE
----          -----           --------            -------------       -------


                                   SCHEDULE B

                              CONDITIONS TO FUNDING


LOANS                      CONDITIONS TO FUNDING
-----                      ---------------------

First Loan                 1.       The Loan request does not exceed the
                                    principal amount of $10,000,000;

                           2.       Conditions to the Closing under the Note
                                    Purchase Agreement are met;

                           3. Either (a) no HP Invoices are outstanding as of the date of the Loan request, or (b) if any HP Invoices are outstanding as of the date of the Loan request, the Company agrees that all or a portion of the obligations evidenced by the HP Invoices, at the option of HP, shall be paid immediately with proceeds of the Loan, and authorizes HP to apply such proceeds accordingly;

                           4. As of the date of the Loan request, no Event of Default has occurred or is continuing under the Transaction Documents;

                           5.       The Company has met the following milestone:
                                    the Company has both obtained a listing and commenced trading on the NASDAQ Market; and

                           6. The Company represents and warrants that all of the representations and warranties made by the Company in the Transaction Documents were true and correct when made, and, except to the extent that a particular representation or warranty by its terms expressly applies only to an earlier date, are true and correct as of the date of the request for the Loan.

Second Loan                1.       The Loan request does not exceed the
                                    principal amount equal to (a) $20,000,000
                                    minus (b) the principal amount of all prior
                                    Loans made under the Note;

                           2.       Conditions to the Closing under the Note
                                    Purchase Agreement are met;

                           3. Either (a) no HP Invoices are outstanding as of the date of the Loan request, or (b) if any HP Invoices are outstanding as of the date of the Loan request, the Company agrees that all or a portion of the obligations evidenced by the HP Invoices, at the option of HP, shall be paid immediately with proceeds of the Loan, and authorizes HP to apply such proceeds accordingly;

                           4. As of the date of the Loan request, no Event of Default has occurred or is continuing under the Transaction Documents;

                           5.       As of the date of the Loan request, all
                                    prior milestones have been met; and the
                                    Company has met each of the following
                                    milestones: (a) the Company has opened its fourth data center in addition to data centers located in Austin, Dallas and Tampa,
                                    (b) the Company has agreed to a firm
                                    schedule for the opening of it's fifth data center, and (c) the Company has placed with HP binding orders for at least $4,000,000 of HP products and services; and

                           6. The Company represents and warrants that all of the representations and warranties made by the Company in the Transaction Documents were true and correct when made, and, except to the extent that a particular representation or warranty by its terms expressly applies only to an earlier date, are true and correct as of the date of the request for the Loan.

Third Loan                 1.       The Loan request does not exceed the
                                    principal amount equal to (a) $30,000,000
                                    minus (b) the aggregate principal amount of
                                    all prior Loans made under the Note;

                           2.       Conditions to the Closing under the Note
                                    Purchase Agreement are met;

                           3. Either (a) no HP Invoices are outstanding as of the date of the Loan request, or (b) if any HP Invoices are outstanding as of the date of the Loan request, the Company agrees that all or a portion of the obligations evidenced by the HP Invoices, at the option of HP, shall be paid immediately with proceeds of the Loan, and authorizes HP to apply such proceeds accordingly;

                           4. As of the date of the Loan request, no Event of Default has occurred or is continuing under the Transaction Documents;

                           5.       As of the date of the Loan request, all
                                    prior milestones have been met; and the
                                    Company has met the following milestone: the Company has at least $5,000,000 in quarterly sales revenue for at least one calendar quarter; and

                           6. The Company represents and warrants that all of the representations and warranties made by the Company in the Transaction Documents were true and correct when made, and, except to the extent that a particular representation or warranty by its terms expressly applies only to an earlier date, are true and correct as of the date of the request for the Loan.

Fourth Loan                1.       The Loan request does not exceed the
                                    principal amount equal to (a) $40,000,000
                                    minus (b) the aggregate principal amount of
                                    all prior Loans made under the Note;

                           2.       Conditions to the Closing under the Note
                                    Purchase Agreement are met;

                           3. Either (a) no HP Invoices are outstanding as of the date of the Loan request, or (b) if any HP Invoices are outstanding as of the date of the Loan request, the Company agrees that all or a portion of the obligations evidenced by the HP Invoices, at the option of HP, shall be paid immediately with proceeds of the Loan, and authorizes HP to apply such proceeds accordingly;

                           4. As of the date of the Loan request, no Event of Default has occurred or is continuing under the Transaction Documents;

                           5.       As of the date of the Loan request, all
                                    prior milestones have been met; and the
                                    Company has met each of the following
                                    milestones: the Company (a) reaches a
                                    positive gross margin and (b) has at least
                                    $10,000,000 in quarterly sales revenue for one calendar quarter; and

                           6. The Company represents and warrants that all of the representations and warranties made by the Company in the Transaction Documents were true and correct when made, and, except to the extent that a particular representation or warranty by its terms expressly applies only to an earlier date, are true and correct as of the date of the request for the Loan.

                                   SCHEDULE C

                                   COLLATERAL

         All right, title and interest of the Company now owned or hereafter acquired in and to the following:

(1) All Hewlett-Packard equipment and other equipment (including but not limited to all computer data communications and network control equipment, storage devices, software and firmware, and all additions, accessions, substitutions, attachments, improvements and repairs thereto) acquired from any source with the proceeds of the Loans; and

(2) All products and proceeds of the foregoing, and, in any event, (a) any and all proceeds of any insurance, indemnity or warranty payable to the Company from time to time with respect to any of the Collateral, (b) any and all payments made or due and payable to the Company from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority, (c) any and all recoveries by the Company against third parties with respect to any litigation or dispute concerning any of the Collateral, and (d) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, upon disposition or otherwise.